Exhibit 99.2

HILLENBRAND INDUSTRIES

Corporate News Release

Hillenbrand Industries Appoints Rolf A. Classon To Vice Chairman of
its Board of Directors

BATESVILLE, IND., December 10, 2003 — Hillenbrand Industries, Inc. (NYSE:HB) today announced the appointment of Rolf A. Classon, Chairman of the Executive Committee Bayer HealthCare, as Vice Chairman of its Board of Directors. Mr. Classon is currently a member of Hillenbrand’s Board and is a member of its Nominating/Corporate Governance Committee and Chairs its Compensation and Management Development Committee.

Ray J. Hillenbrand, Chairman of the Board of Hillenbrand Industries, in commenting on the appointment said, “We’re delighted that Rolf has agreed to take on this additional role with the Board. Rolf’s special experience and perspective will be a great help to me as we manage the Board’s priorities to transform Hillenbrand into a growing global enterprise.”

Mr. Classon has been a member of Hillenbrand’s Board since 2002. He has been Chairman of the Executive Committee of Bayer HealthCare since October 2002. Previously he had been President of Bayer’s Diagnostic Division since 1995. Bayer is an international research-based company active in life sciences, polymers and chemicals. During his career, Mr. Classon has held management positions with Pharmacia; Swedish Match Group: and Asbojorn Habberstad AB. Mr. Classon currently serves on the Board of Enzon Inc.

About Hillenbrand Industries Inc.

Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. All three subsidiaries have headquarters in Batesville. Hill-Rom Company is a recognized leader in the worldwide health care community providing sales, rentals, service and support for products including beds, non-invasive therapeutic devices and surfaces, stretchers, furniture, communication systems, and headwall systems. Batesville Casket Company and Forethought Financial Services both serve the funeral services industry. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes, while Forethought is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

CONTACTS: Wendy Wilson, vice president investor relations, 812.934.7670; or Christopher P. Feeney, director, public affairs and corporate communications, 812.934.8197, both of Hillenbrand Industries. www.hillenbrand.com

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